Exhibit 7(c)

                         FORWARD VENTURES VANGUARD FUND
                          GENERAL PARTNERSHIP AGREEMENT

      This General Partnership Agreement of Forward Ventures Vanguard Fund, a California general partnership (the "Partnership"), by and among Forward III Associates, L.L.C. and Biotechvest L.P. (each a "General Partner" and collectively, the "General Partners") is entered into as of the 4th day of June, 1996 as follows:

                                   WITNESSETH:

      WHEREAS, the General Partners desire to establish and operate a general partnership for the purpose set forth below;

      NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for other good and sufficient consideration, receipt of which is hereby acknowledged, the parties hereto agree as follows:

                                    ARTICLE I
                                     GENERAL

      1.1 Purpose. The primary purposes of the Partnership are to buy, hold and manage interests in other entities for investment purposes. The general purposes of the Partnership are to buy, sell, hold, and otherwise invest in securities, whether readily marketable or not; to exercise all rights, powers, privileges, and other incidents of ownership or possession with respect to securities held or owned by the Partnership; to buy, sell, hold, and otherwise invest in assets other than securities; to exercise all rights, powers, privileges, and other incidents of ownership or possession with respect to such assets held or owned by the Partnership; and to engage in all activities and transactions as may be necessary, advisable, or desirable, as shall be determined by unanimous approval of the General Partners.

      1.2 Title to Property. Title to all property purchased or otherwise acquired by the Partnership shall be held in the name of the Partnership, unless all of the General Partners shall otherwise agree.

      1.3 Principal Office, Registered Office. The principal office of the Partnership shall be 10975 Torreyana Road, Suite 230, San Diego, California 92121, or such other place or places within the United States as all of the General Partners may from time to time designate.


                                     . . . .


                                   ARTICLE IV
                                   MANAGEMENT

      4.1 Management. The General Partners, acting by unanimous approval, shall have the sole and exclusive right to manage, control and conduct the business of the Partnership and to do any and all acts on behalf of the Partnership, except as otherwise specifically provided in this Agreement.


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      4.2 Indebtedness. The General Partners, acting by unanimous approval, may borrow money or otherwise incur indebtedness, on behalf of the Partnership, or guaranty indebtedness of companies of which the Partnership holds Securities.